FY 2013 Q2 Earnings Release Conference Call Transcript
December 20, 2012

This transcript is provided by NIKE, Inc. only for reference purposes.  Information presented was current only as of the date of the conference call, and may have subsequently changed materially.  NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:  Good afternoon, everyone. Welcome to Nike's fiscal 2013 second quarter conference call. For those who need to reference today's press release you'll find it at http://investors.nikeinc.com. Leading today's call is Kelley Hall, Vice President, Treasury and Investor Relations. Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC including forms 8-K, 10-K, and 10-Q.

Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of futures and at-once orders, exchange rate fluctuations, order cancellations, discounts and returns which may vary significantly from quarter-to-quarter. In addition, it is important to remember a significant portion of NIKE, Inc.'s continuing operations including equipment; NIKE Golf, Converse, and Hurley are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures, including references to wholesale equivalent sales. References to total wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results. Participants may also make references to other non-public financial and statistical information and non-GAAP financial measures. Discussion of non-public financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at Nike’s website, http://investors.nikeinc.com.

Now I would like to turn the call over to Kelley Hall, Vice President, Treasury and Investor Relations.

Kelley Hall, Vice President, Treasury and Investor Relations: Thank you operator.  Hello everyone and thank you for joining us today to discuss Nike's fiscal 2013 second quarter results.

As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release which was issued about an hour ago, and at our website: http://investors.nikeinc.com.

Also I would like to emphasize to everyone that today’s discussion of our NIKE, Inc. Q2 results will be focused on our Continuing Operations.  As we reported in our Q2 press release, we closed the sale of our Umbro brand in Q2 and are in the process of completing the sale of Cole Haan, and as a result both of these businesses are classified as discontinued operations.  Unless specified otherwise, all of our comments will be to address the results and outlook of our continuing operations.
And with that, I would like to introduce our participants for today’s call  – NIKE, Inc. President and CEO Mark Parker will be first, followed by Charlie Denson, President of the NIKE Brand, and finally you will hear from our Chief Financial Officer, Don Blair, who will give you an in depth review of our financial results.

Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time. So, we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-queue and we will do our best to come back to you.  Thanks for your cooperation on this.

I’ll now turn the call over to NIKE, Inc. President and CEO Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.: Thanks, Kelley. Happy holidays, everybody.

Our strong Q2 results - and first-half performance - demonstrate that our strategies are working. For NIKE, everything starts with the consumer. Their insights enable us to innovate, and this expands the power of our portfolio and sharpens our focus on the biggest growth opportunities. That’s how we deliver value to our shareholders.

Our Q2 numbers show the right kind of momentum as we head into the back half of the year. NIKE, Inc. second-quarter revenues were up 7%. Excluding changes in currency, revenues were up 10%. That growth was well balanced across all brands, key NIKE Brand categories and nearly all geographies.  Gross margin was down 30 basis points, better than projected and diluted Earnings per share growth outpaced revenue growth, up 11% to $1.14.

The global economy is increasingly complex and volatile; the pace of change is accelerating.  As leaders of a global company, we need to understand the risks and opportunities brought by this change.  Even more than that, we must remain focused squarely on our business. It’s that balance that allows us to create and expand profitable long-term growth, even in challenging conditions.

As I look ahead to the remainder of fiscal 2013 and beyond, I want to highlight three key drivers of shareholder value.  First – our ability to connect and innovate with consumers.  Second – the power of our portfolio.  And third, our ability to leverage both of those strategic advantages to deliver sustainable, profitable growth.

For the first driver of shareholder value, let’s start where we always do – with the consumer and innovation.  We’re proud of the breakthrough innovations we’ve delivered across our portfolio like FlyKnit, FuelBand, Lunar, Free, the NFL, Pro Combat, Considered Design and many more. And we have even more great opportunities coming up. Innovation at NIKE is about expanding into new spaces, leveraging new ideas, and driving growth through new channels, innovation is about the future.

Digital is a great example. The word itself has become a bit of an industry free-for-all – it’s a technology, a platform, data, a product, a sensor, a service, a community.  All true – but all short of their role at NIKE. I see digital as an amplifier. It highlights and expands the commitments we’ve had for decades.   Listen to the athlete, connect with the consumer, enhance performance, expand the experience of sport, and help others and ourselves reach our full potential.

Of course, digital affects every part of modern life. But there are three very specific parts of our business where we focus our digital investment.  Digital-enabled Products and Services, Brand Communications and e-commerce.  And all three exist to amplify our relationship with the consumer.
In products and services, what started out as NIKE+ in 2006 has grown into a global community of 10 million and a new generation of devices and data that help people all over the world become better athletes.

In brand communications – our content goes viral, and our campaigns are personal, segmented and surgical. We build a two-way dialogue with our consumers that enable them to connect with NIKE, and each other, in ways never before possible. This ensures our connections with consumers remain deep, meaningful, and relevant; which is at the heart of what NIKE’s been doing since we started.

In e-commerce – we connect with consumers, and make it easy for them to research, compare, customize and purchase NIKE innovation – on their terms around the world. That helped our revenue from digital commerce grow 39% in Q2.

We are just beginning to tap into the potential of digital technology, but we believe the opportunity to drive growth long-term is incredible and we’ll be investing accordingly to capture that potential in product, brand and e-commerce.

The second key driver of creating shareholder value is The Power of Our Portfolio.

We’ve built a company that creates and leverages opportunity in the high-energy world of sports and youth culture. We design and commercialize more innovation than anyone in our industry. And we do that through a unique and unmatched mix of resources, organization and strategy.
Converse, the Jordan Brand and Hurley broaden our consumer base and help grow our core businesses.

And as Charlie will tell you, the NIKE Brand Category Offense is the industry benchmark for delivering product relevance and consumer excitement.

The power of our portfolio gives us options.  And sometimes those options require tough decisions, like choosing to divest of Cole Haan and Umbro. As we closed the sale of the Umbro brand in Q2 and we work to close the sale of Cole Haan in Q3, we’ll shift those management and financial resources to the greatest opportunities to create sustainable, profitable growth. With the divesture of these businesses, we haven’t changed our growth goals, we’ve highlighted them.  We have even sharper focus on the tremendous potential in our core businesses, and we’re more confident than ever in our ability to realize that potential.

There are many great growth stories across our portfolio, and Charlie will go into much more detail on the NIKE Brand, but I want to touch on two areas, North America and China.

In North America – we’ve created great momentum. This is counter-intuitive to some given this market’s size and assumed maturity. But I see tremendous growth potential in North America, fueled by our continued success in transforming the marketplace along category lines. Even more exciting, North America is a glimpse into the future.  It’s a model for success we continue to adapt in key markets around the world.

And one of those key markets is China. In over 30 years doing business there, we’ve learned a lot about the consumer, what they value, how they live, and what they want and expect from us.  These insights have made NIKE the undisputed leader in this market and they shape our strategy as we work aggressively to position the marketplace for continued growth.

We know what needs to be done in China. We know we can do it, because we’ve done it before. And we’re confident we will continue to grow and lead this market. The progress will not always be linear – powerful change to unlock potential rarely is, but I truly believe NIKE’s long-term opportunity in China is enormous.
That brings me to the third driver of shareholder value – Our ability to leverage innovation, consumer connections and the Power of the Portfolio to create sustainable, profitable growth and we’ve done that over a long period of time and under a variety of macroeconomic conditions.

Our performance has allowed us to deliver increasing cash returns to our shareholders. In the first six months of this fiscal year, we completed a $5B share repurchase program, and began a new four-year, $8B share buyback plan, the largest in the company’s history.  We announced a two-for-one stock split and we increased our quarterly dividend by 17% marking 11 consecutive years of dividend increases.

As I said, the global economy is complex, volatile, and changing.  That presents both risks and opportunities. We’re confident we have the strength across our brands, our businesses and our balance sheet, as well as a deep, experienced team to manage the risks and seize the opportunities.

In the end, NIKE Inc. continues to grow and prosper because of who we are - competitive, innovative, and relentless. And I’ll take that every time.

Thanks, and now here’s Charlie to take you through the NIKE Brand.

Charlie Denson, President, NIKE Brand: Thanks, Mark.

I’m very bullish on what we continue to see out of the NIKE Brand, and Q2 was no different – innovative “must have” products, strong connections with consumers, and another quarter of transforming distribution with our retailers and our own DTC business.
We’re able to consistently grow because we identify and resource our biggest opportunities. Mark mentioned this in his comments, the power of the portfolio and the same flexibility and opportunity that defines NIKE, Inc. also empowers the NIKE Brand.

Q2 is a good example – a strong quarter overall with some major successes in key businesses around the world.  On a constant currency basis, NIKE Brand global revenue was up 11%.  We saw growth across all key categories and all geographies except China. NIKE Brand DTC revenue increased 27%, driven by 16% comp store growth and a strong increase in online sales.
Footwear & Apparel grew at 10% and global futures expanded 7%.

Let’s talk about how that’s playing out in some key parts of the NIKE Brand. Specifically, let’s look at North America, China and the Emerging Markets - along with a couple of categories.

North America – We’ve seen a run of strong double-digit growth quarters in this market. And the momentum continued in Q2 with Revenues growing 17%. Nearly every category was up, led by double-digit growth in Running, Basketball and Men’s Training.  Footwear revenue increased 13%. Apparel grew 19%.  North America is a case study in leveraging our strengths in product, brand and distribution.

In Product – look at the NFL. It was one of the most anticipated launches in Football - and in this market - in years.  That alone says a lot about our role as an innovator. We delivered a new level of performance and style for every player in the NFL. The success is beyond our expectations, which were pretty high to begin with. We also see a ton of potential for our Amplify Sport strategy to expand the NFL business into every dimension of the athlete‘s life – how they compete, how they train, and how they express themselves.  The NFL license is a huge platform for innovation in product, brand and distribution – and not just in Football but across the whole of the Men’s Training category.  There’s much more to come on that front.

In Brand – We talk a lot about the global stage of sports – the Olympics, World Cup, Super Bowl, BCS, March Madness, NBA finals – all big moments for our products and our brand.  But as Mark highlighted, digital adds tremendous power in amplifying everything we do. NIKE+ is a great example. It’s a product. It’s a platform for services. It’s an ongoing dialogue with our consumers. And it’s a rapidly growing community that crosses categories, gender, age and geography. Digital at NIKE is like innovation at NIKE – it enables growth and opportunity for the brand.

In Distribution – We continue to create differentiated category destinations. Football fans are in Yardline stores at Champs. Runners are in Track Club stores at Finish Line. Basketball players are in House of Hoops stores at Footlocker.  Athletes of all types are in Dick’s Fieldhouse. And we continue to see positive results as our wholesale partners report that the comp store growth for these spaces is exceeding their fleet averages. Consumers are also in our DTC Brand and Category stores, Factory Stores, and shopping online at nike.com. All of these executions work together to help transform the marketplace and fuel continued strong growth in North America.

I believe there will always be opportunity in North America.  However, we don’t take it for granted, it requires a relentless focus on the consumer, and on delivering the products and experiences they demand from us. North America is a major focus for us, and we have every intention of maintaining our leadership position.

Let’s go to China.  As I outlined last quarter, there’s a lot going on in this market, an evolving economy, an increasingly sophisticated consumer, and a marketplace still challenged by some high inventory levels at retail.  We’ve seen similar change in other markets, but never at this pace.

I also told you we’re taking decisive action to position this market for sustainable, profitable growth.  Our results in Q2 reflect these actions.  Our strategy focuses on three things; continuing to build brand connections with our consumers.  Differentiating consumer experiences at retail to improve productivity and profitability, and adapting and elevating our apparel products to align with the needs of the Chinese consumer.

Let’s start there. With our connections to Chinese consumers; NIKE is the premium performance brand in China, and we’ll keep that distinction. We won’t sacrifice our brand or the trust of the consumer to chase opportunities not grounded in performance and sport. Anchoring our brand in authentic performance gives us the credibility and relevance to differentiate our products and brand from a sea of competitors. And as we’ve demonstrated in China and elsewhere around the world, that authenticity allows us to “Amplify Sport” and drive sustainable, profitable growth in our Training and Sportswear businesses as well. We believe this is highly relevant to the needs and aspirations of the Chinese consumer. And we’re committed to staying connected.

With regard to distribution, we’re entering a new phase in China, placing greater focus on improving the productivity and profitability of our retail base including both partner and our DTC doors. We still expect to increase our square footage over time, but the retail footprint will evolve to bigger, better, more productive retail spaces. We’ve mapped the key shopping districts and we’re beginning to transform the distribution landscape, starting with the locations that matter most; generally the biggest urban centers and their most important shopping districts.  We’re also increasing our focus on how to better leverage our supply chain and our centralized distribution center.

Even though we’re still in the earliest stages of this transformation, we’re seeing some encouraging signs. In Q2 our DTC doors continued to perform well, delivering 10% comp store growth.  And our wholesale partners have reported to us that they are seeing positive comp store growth and inventory levels in the market are beginning to come down. On a more surgical level, the specific wholesale partner doors we’ve transformed to align with the category offense are producing very solid early results and are delivering comp store growth at about twice the level of the overall fleet.  Very similar to the results we’re seeing with this focus in the US market.
Finally, in the Product space, we’re seeing improved sell through in our apparel styles with the new fit and silhouettes that we launched for the Holiday 2012 season – designed specifically for the Chinese consumer.

Although there is still a lot of work to be done, we’ve made some solid progress in making China a healthier market in the short term and a stronger market in the long term. As Mark said, we know what needs to be done in China, because we’ve successfully done it before.  And we’re committed to continuing to invest in the three key areas that will set the stage for growth product, brand, and distribution. We’re doing all the right things to position the China marketplace to be a pull market that delivers long-term, sustainable growth for the Nike Brand.

OK, a brief word on the Emerging Markets.  They continue to perform at an impressive rate, reinforcing our premier position in this broad portfolio of markets. Revenue across the geography is up 18%. That’s the 13th consecutive quarter of double-digit revenue growth. It’s happening across our biggest performance categories, especially Running and Football – where we still have enormous room to grow. And it’s not a single market driving those big numbers.  It’s happening in Brazil, Mexico and Argentina, as well as other developing markets around the globe.

In fact, Q2 was the first $1B revenue quarter for the Emerging Markets – that’s a big number anywhere in the world.  Clearly the Brand is resonating with this consumer. And all signs indicate the Emerging Markets will continue to generate significant growth for the NIKE Brand.

OK, so let’s shift over to another powerful dimension of our portfolio, the category offense.  Once again, another impressive quarter for the Running team, delivering double-digit revenue growth yet again.  And I continue to see a lot of opportunities for this category, participation rates are growing around the world, our performance innovation is stronger than ever, and apparel continues to bring new energy to the consumer.

Three of our most compelling product innovations today got their start in Running Free, Lunar and FlyKnit. NIKE FREE today is a $1B wholesale franchise and growing, with about 50% of the business coming from categories beyond Running. And FlyKnit has the potential to revolutionize footwear on every level - performance, lightweight, fit, comfort, durability, sustainability, profitability – everything. And, it’s one of the most visually compelling innovations we’ve ever created – tremendous opportunity to bring that to life across the entire footwear portfolio.

In Distribution, we have 17 NIKE Running Category stores around the world, all driving strong comp store performance. It’s a great example of our amplify strategy being executed at its highest level – that unique combination of performance/training and lifestyle, merchandised across footwear/apparel/equipment, to serve all of the athlete’s needs. It’s a significant competitive advantage for the Nike Brand.

Running is also a growth accelerator for the Women’s Business. We made the strategic decision to leverage the power of three categories in a way that is meaningful to the female consumer Running, Training and Sportswear. It’s a cross-category version of our Amplify Sport strategy where women compete, train and express themselves across a broad spectrum of products.
And it’s driving strong growth in our women’s business. If you look at the combined strength of Women’s Running, Training and Sportswear year-to-date, it is outgrowing our men’s business. Better still, our women’s business will be bringing a lot of new energy into the retail space very soon. Again, it’s that power of the portfolio at work – footwear, apparel, category, brand and distribution. It’s a competitive advantage that no one in the industry can match.

Before I hand it off to Don, I want to mention NIKE Basketball and the Jordan Brand. Q2 means it’s time to talk Basketball; major releases from marquee athletes.  Kobe, LeBron and more highlight why we continue to be the most innovative basketball brand in the world! But basketball is not just a USA story, where we saw double digit growth in North America.
In Q2 we also saw strong double–digit growth in Central and Eastern Europe and Western Europe, where we’ve seen a lot of energy following the Olympics. Basketball generates a lot of heat for the brand this time of year, and it’s becoming more and more impactful globally.

So, we’ve had a strong first half of the year, and we’re focused on continuing our momentum going forward. We expect there will continue to be some uncertain times ahead in this volatile global economy, but we like our game plan. We’re well positioned to manage the external factors, and we’re laser focused on transferring topline revenue to the bottom line profit.

With that, I want to wish everybody happy holidays. Now here’s Don.

Don Blair, Vice President & Chief Financial Officer: Thanks, Charlie.

Our results so far this year demonstrate the strength of our business and the effectiveness of our strategies.  Yet every day, the business press is filled with a litany of risks, from political instability and economic volatility to rapid changes in market dynamics.  Both the opportunities and risks we face are truly unprecedented.  As Mark said earlier, we need to be mindful of the risks, but continue to drive forward against sharply focused strategies to create shareholder value.  I’d like to start by outlining three ways we’re striking that balance.

First, continuing to deliver strong profitability and increasing cash returns to shareholders.  Second, making focused investments in strategies that will deliver future growth.  And third, staying strong and nimble, to manage risk.

So far this year, our global portfolio of businesses has delivered strong growth despite softness in key markets like China, Iberia and Italy.  And we’ve continued to increase cash returns to shareholders through consistent share repurchases and higher dividends.

At the same time, we’re investing heavily in strategies that we’re confident will deliver continued growth. We’re expanding our Direct to Consumer businesses, generating significant incremental revenue and profits.  We’re investing to transform the wholesale marketplace with category shop-in-shop concepts in developed markets and partnered NIKE-only stores in developing ones.  We’re leading our industry into the digital world, creating compelling products and experiences that help athletes at all levels perform better.  And we’re delivering product innovation to consumers at an unprecedented pace and scale. We’re confident these investments will deliver profitable growth, and we’ll continue to make them.

At the same time we’re mindful of the risks we face, along with every other global company.  To better manage those risks, we’ve built a broad portfolio of businesses, maintained a strong balance sheet and focused our resources on the highest potential opportunities for growth – divesting to invest.  We’ve prepared for risk; but no one can fully anticipate everything that will happen.  And that’s why we rely on our experienced leaders around the world to adjust to market conditions and deliver our goals.

With that introduction, I’ll recap Q2 results for our continuing operations.  Second quarter reported Revenue for NIKE, Inc. grew 7%.  On a currency neutral basis, NIKE, Inc. revenue increased 10%, as the NIKE Brand grew 11% and our Other Businesses grew 6%.  Also on a currency-neutral basis, NIKE Brand Futures Orders increased 7%, driven by a 4 point increase in units and a 3 point increase in average price per unit.  Futures were higher for all geographies except China, which declined 7%, reflecting our actions to tightly manage the inventory going into the market.  On a reported basis, Futures grew 6%, reflecting weaker international currencies.

Second quarter Diluted EPS grew 11% to $1.14 – driven by strong revenue growth, SG&A leverage and a lower share count, partially offset by a slightly lower gross margin and a higher tax rate.
For the quarter, Gross Margin was 30 basis points below the prior year but better than the guidance we gave last quarter.  Although there continues to be a great deal of volatility in the components of gross margin, we’re seeing some encouraging trends.  The pricing actions we’ve taken over the last five seasons, combined with easing raw material costs, are now more than offsetting the impact of ongoing labor cost inflation.  However in Q2, currency changes reduced our consolidated gross margin by about 70 basis points.

We’ve also seen significant shifts in the mix of revenues from higher to lower margin segments of our business.  While growth in these lower gross margin segments delivers incremental revenue and profits, it does put pressure on our reported gross margin.

With all that said, we remain confident in our ability to drive higher gross margin over time, and continue to expect gross margin expansion in the fourth quarter of FY13, with the full year essentially flat.

As expected, Demand Creation was flat for the second quarter, following significant first quarter investments in the Olympics and Euro Champs, as well as product launches for the NFL and Digital Sport.

Operating Overhead grew 10% for the quarter, due largely to growth in our higher gross margin / higher cost DTC business, as well as continued investments to support growth initiatives such as Digital.

The Effective Tax Rate for Q2 was 26.8%, compared to 24.1% for the second quarter of fiscal 2012.  The increase was largely the result of an increase in our effective tax rate for foreign operations.

Q2 Inventories for NIKE, Inc. were up 9%, while NIKE Brand inventory grew 8% versus last year.  Over 80% of the NIKE Brand inventory growth in Q2 was driven by North America, which continues to show tremendous increases in revenues and futures.  As a percentage of our worldwide inventories, closeouts are roughly in line with the prior year.

Our main area of focus for inventory management continues to be China, where we’re working to manage down inventory at retail; more on China in a few minutes.

Our Balance Sheet continues to be strong, as we held $3.5B of cash at quarter-end with less than $400M of debt. Our trailing 4-quarter Return on Invested Capital was 20.4%, down 220 basis points from prior year, largely reflecting the timing of earnings growth across quarters and the book loss on the divestiture of Umbro.

Now let’s take a look at our performance across four key segments, starting with North America, which delivered another remarkable performance in Q2.

Q2 revenues for our largest geography increased 17% on both a reported and currency-neutral basis, bringing year-to-date revenue growth to 20%; that equates to over $850 million dollars of incremental revenue.  Footwear revenue increased 13% and Apparel revenue grew 19%, including strong sales of NFL product.  Direct to Consumer revenues grew 23%, driven by 18% comp store sales growth.

Q2 EBIT for North America grew 31%, as revenue growth, gross margin expansion and SG&A leverage all contributed to increased profitability.

In Western Europe, Q2 revenues increased 4% on a currency-neutral basis despite persistent economic challenges in southern Europe.  We continue to be encouraged by our progress in Western Europe as the actions we’ve taken to transform the marketplace are showing early signs of success.  Revenue growth for the quarter came from higher revenues for DTC stores and online, as well as increased wholesale sales in every territory except Italy and Iberia, where revenues declined 9% and 23% respectively.  Every key category reported higher revenues for the quarter except Women’s Training and Action Sports, which reported single digit declines.  Running and Basketball were the standouts, with each posting growth well over 20%.

As a result of the weaker Euro, reported Q2 revenues for Western Europe declined 2%, but EBIT grew 23%, reflecting higher gross margin and lower SG&A.

We’re also seeing some positive signs in China. As Charlie discussed earlier, we’re taking decisive actions to position our China business for sustainable, profitable growth.  As expected, our Q2 financial results reflected the impact of these actions.  We increased reserves for product returns and retailer discounts to clear excess inventory at retail.  We also proactively cancelled orders and reduced Futures to tightly manage the amount of new product flowing into the market.  Including these items, currency-neutral revenues declined 12% and futures orders fell 7%.

On a reported basis, Q2 revenue for China declined 11% and EBIT decreased 16%, as lower revenues and increased operating overhead were partially offset by expanding gross margin, as the impact of our actions to clean-up the market were more than offset by the benefits of higher prices and easing raw material costs.

As Charlie indicated, we’re seeing some very early signs that our strategies to transform the China marketplace are taking hold: comp store sales are growing in both NIKE DTC and wholesale partner stores, inventory levels are beginning to decline and apparel sell through is improving.  That said, we still expect lower revenue and EBIT from this geography over the next few quarters as we work to position our business to realize the tremendous growth potential Mark spoke to earlier.

In our Emerging Markets geography, we continued to see tremendous growth in Q2, as revenues grew 18% on a currency neutral basis.  Revenue growth was broad-based as every territory grew and five of seven key categories reported double-digit increases.  And, as Charlie mentioned, the geography posted its first billion dollar revenue quarter in Q2.

On a reported basis, Q2 revenue grew 11% and EBIT grew 23%, driven by revenue growth and gross margin expansion.

Second quarter revenues for our Other Businesses increased 6% on both a reported and currency-neutral basis, driven by mid-single-digit growth at Converse and Hurley and low-double-digit growth at NIKE Golf.  EBIT for these businesses increased 13%, driven by improved profitability at Hurley and NIKE Golf.

Let me turn now to the balance of year outlook for our continuing operations.  Our full year expectations remain essentially unchanged, although the phasing of profits across the quarters has evolved.

On a constant currency basis, we expect Q3 Revenue to grow at a low-double-digit rate.  For Q4, we expect mid-single-digit revenue growth as we anniversary strong revenues in last year’s fourth quarter fueled by the Euro Champs, Olympics and NFL launch.  For both Q3 and Q4, we expect reported Revenue growth to be about a point lower.  For the full year, we continue to expect high-single to low-double-digit revenue growth on a constant currency basis, with reported revenue expected to grow mid- to high-single-digits, reflecting weaker foreign currencies, particularly the Euro.

For Gross Margin, we expect a slight year-on-year decline in Q3, generally in line with the year-on-year decline in Q2, as we continue to take actions to clear inventory in China and face currency headwinds. For Q4, we expect gross margin expansion of approximately 80 basis points. As a result, we continue to expect full year gross margin will be essentially flat, despite the stronger than expected performance in Q2.

We expect Q3 SG&A to grow slightly faster than the rate of revenue growth, at a low-double-digit rate, as we shift some planned spending from Q2 to Q3 and continue to invest in our brands and growth initiatives.  Q4 SG&A should grow at a low-single-digit rate, as we anniversary Demand Creation investments in the Euro Champs and Olympics in Q4 FY12.  For the full year, we continue to expect SG&A to grow at a high-single to low-double-digit rate.

As you know, Other Income is very difficult to forecast, since it’s comprised of non-operating items, many of which are non-recurring or driven by macro factors such as currency exchange rates.  Based on current information, we do not expect Other Income for Q3 or Q4 to be significant.

And finally, we continue to expect the FY13 Effective Tax Rate will be about 26.5%.
As we look to the balance of FY13 and beyond, we’d like to leave you with three key takeaways.  One, we’re continuing to deliver strong profitability and increasing cash returns to our shareholders. Two, we’re making focused investments in strategies that are working and will deliver future growth in revenue, profits and cash flow.  And three, we’ll stay strong and nimble to manage risk.

We’re now ready to take your questions.

QUESTION AND ANSWER SECTION

Operator:  (Operator Instructions). Kate McShane, Citi Investment Research.

<Q – Kate McShane>: My first question is on the gross margins during the quarter. Can you tell us what the difference was between what you had been expecting for Q2 and where you ended up during the quarter?

<A – Don Blair>: Well first of all, I have to start by saying that on a business where we're operating in almost 200 countries and across all the different styles and product types, 50 basis points is kind of in the margin of error. But bottom line was, we had pretty strong performance from the price increases we've taken over the last few seasons, and as I indicated, the combination of that and easing raw material costs is now offsetting some ongoing inflation in labor. We were only slightly down year-on-year, and a lot of that has to do with mix changes and currency. So bottom line is, we feel great about the trendline we're on in gross margin, I think its playing out as we expected it to. Our ability to forecast this thing with all the moving parts we have, I think this is pretty good shooting. And as you know, we don't manage one line out of the P&L. We manage the whole thing. So we're pretty pleased at how the second quarter came out.

<Q – Kate McShane>:  Okay, that's great, and then my second question has to do with China. I really appreciate all the detail Charlie walked us through with regards to all the strategies you're employing in China currently. And I was just wondering, it sounds like you're in the very early stages of doing a lot of the category offense. When can we start to see that be a little bit more prolific in the region, and when do you think that will start to contribute more effectively to any kind of inflection in the growth rate in China?

<A – Charlie Denson>: Yes, I think, Kate, it's early in the game as we stated in the remarks. We feel really good about what we're doing and how we're doing it. We're seeing great results in the specific locations that we've started to move forward to. So I think as we scale it, where you start to see the impact, it's hard for me to pick a quarter or a date, I would expect to see an increasing level of performance on a broader basis as we move down, quarter-to-quarter. So the goal obviously here is to be decisive and move quickly as we can. We've talked about that, the last 2 calls. I think some of the actions that we took over the last 90 days lead me to believe that we're moving both at an increased pace and in the right direction. The sooner we can get towards this market differentiation, consumer differentiation in the marketplace, the better off we're going to be, and we're taking early, small steps, but you can expect that to accelerate as we move forward.

<A – Mark Parker>: And Kate, one other thing, too, that I want to highlight about Charlie's remarks, one of the reasons why we talked about some of the underlying productivity metrics in the marketplace is that as we really differentiate the marketplace and build that platform for long-term growth, you won't necessarily see it in the headline numbers over the next few quarters. As Charlie said, we expect that to get better, but one of the things we're really focused on, is those underlying productivity metrics that are telling us that we're getting it right in the marketplace with the consumer, and that's why we're giving you that level of visibility.

<A – Charlie Denson>: Yes, I'll add 2 points, Kate, because China's obviously a big topic of conversation. One is, the emphasis on working with the space that we have and making that space better, more productive and more profitable, and we think, probably a little bit bigger on a per location basis to storytell the way we do, so we're very good -- we're excited about that. And the other one is, focusing on the high end, the premium positioning of the brand. And we're going to continue to do that as we move forward as well.

Operator: Michael Binetti, UBS Investment Bank

<Q – Michael Binetti >: And Don, just a minute, I want to ask you on the gross margins, but also want to congratulate you there. I know it's been a long road with some of the volatility over the last few years, so it looks like it's starting to pay out, so congrats there. As we look back in time a little bit, you see gross margins peak out in about 2010. Obviously that was at the end of several years of currency going the right way. But if you look at that as where you peaked on past, how confident are you that you can get back there, if you are? And how long do you think it takes on a longer-term basis, as we look at our models?

<A – Don Blair>: Well, I think, trying to do this from a modeling standpoint is not exactly how we think about this. I mean, what we do is, we're focused on the key drivers that differentiate our product and our brand in the marketplace. A great example of that is the innovation that we bring into the marketplace. That is one of the things that lets you move your margins up because you've got premium differentiated product that the consumer's looking for and not everybody else has it. So our approach to growing margins has been focused on those basic fundamental levers of moving margins higher. We're confident we can continue to do that over the long period of time. Trying to pick a date or a destination point, given all the volatility there is in the world, is not something that we try to do.

<Q – Michael Binetti >: Okay, and I guess that's a good point. The -- you now have the futures, at least in the U.S. lapping a pretty big price increase last February, yet the futures orders here accelerated in the quarter. Can you just tell us about what the units versus pricing breakdown in the U.S. futures number looks like?

<A – Don Blair>: Well, not doing it geography by geography, but the unit -- actually, Kelly, do you have that number?

<A – Kelley Hall>: Yes. Futures?

<A – Don Blair>: The units versus price. All, right, we'll come back to you on that, Michael.

<Q – Michael Binetti >: Okay, and I think you had a shift on the China Apparel business last year. Could you tell us what the revenues in futures would have been in China, without that nonrecurring headwind from the Apparel comparison last year?

<A – Don Blair>: I don't think that's a material driver of the trendline in China for this quarter, Michael.

<A – Kelley Hall>: So Michael, for the futures orders, the 7% on a currency neutral basis was a 4-point increase in units, and a 3-point increase in average price per unit.

Operator: Omar Saad, ISI Group.

<Q – Omar Saad >:  I wanted to see -- I thought you had some interesting comments around the Basketball business, seeing a bit of a renaissance there. I know it's not as big of a category as Running is, but wanted to see if you could elaborate on that. I especially was interested in the fact that you're seeing something going on in Europe there as well. Is it core Basketball junkies? Are you seeing, maybe a little bit of a broader, kind of acceptance of the basketball shoe? And did it come at the expense of Running, or how should we think about that as that gains steam?

<A – Charlie Denson>: Hi, Omar, this is Charlie. Hey, I'm going to take that, actually from a couple of different angles and give you some examples. First of all, the performance side of the business is very strong, and we're seeing some really great sell-throughs at retail on some of the new marquee product. And so that always makes us feel good. We always feel like we're headed in the right direction with that premium product. I think the other things that are starting to -- that you're starting to see is, a, a little bit more interest in basketball in Europe, we're excited about that, and that is coming at both the performance level, as well as an influence in sportswear. You're starting to see -- the basketball silhouettes outside the United States is becoming a little stronger. We're seeing styles like the Blazer in Western Europe becoming a very, very big franchise business for us, from a silhouette standpoint, and it's even creeping into the Women's business, whereas the Dunk Too High [ph] is a new shoe on the Women's side that is becoming, quite frankly, becoming a bit of a phenomena around the world. And so, we're very excited to see the influence of basketball becoming more influential around the world, both on the performance side as well as the sportswear side. So it's -- with our position in basketball, it bodes well for us over the near and mid-term.

<Q – Omar Saad >:  That's helpful. I wanted to ask you, you made some interesting comments upfront about digital and the importance of that as one of the key pillars of NIKE's opportunity to create shareholder value. As you think about e-commerce, how do you balance the Internet, and how the brand operates on the Internet, between kind of creating consumer connections and developing that relationship almost as a marketing vehicle, versus the commercial side of the business, where you drive it, as you utilize it and lever it is a profit driver. And I'd probably venture a guess that you guys are probably underpenetrated in terms of Internet as a sales mix, relative to some other discretionary brands out there. But I just want to see how you're thinking about that.

<A – Mark Parker>:  Yes, this is Mark, speaking. It's all interrelated to your comment. Both the commerce side, the communications piece, the social networking that, we have a 2-way dialogue with the consumer. We enabled consumers to talk to each other. We are strengthening the relationship we have with the consumer. Certainty, not just through our communications, but also through the commerce side of things. And then, of course, the product and the services piece, which is in its infancy stages right now. But we expect big things out of that piece of our business. But the point is, this is all interrelated. And this is exactly how we're managing this part of our business. We have groups that are highly focused on each of these segments, but we also work this as a unified portfolio. And we see this is really the way that we're going to increase the power of the connection with the consumer, and then, to your point on the e-commerce piece is, we're going to drive a huge commercial opportunity in, yes, I think an underpenetrated channel for NIKE. But it's a real holistic view of the digital world and how it applies to NIKE and the massive potential that represents. These aren't separate silos. These are interrelated, and again, that's exactly how we're managing it.

Operator:  Jim Duffy, Stifel, Nicolaus & Co.

<Q – Jim Duffy >:  Don, can I ask you to speak to the balance of the futures across of the futures window? And then, the 3 points of price in the futures, has that benefit run its course, or would you expect there to be a longer tail on that going forward as you emphasize the premium end of the brand?

<A – Don Blair>: Well the futures are more frontloaded, and as I talked about in the guidance section, we are overlapping last year's fourth quarter with quite a bit of Euro Champs and Olympics business in there. So we've got stronger growth in the front part of the window. With respect to pricing, one of the things we also spoke to is that we do believe that we think there's price opportunity out there on a season-by-season basis. We do not expect to be doing this across the board. Across the majority of the line, we think it's really more of a customer value equation assessment, where style by style, we're looking at the pricing. And particularly behind innovation, we think there's opportunity to move price up. But I don't think you're going to see the kinds of broad pricing actions going forward that you saw from us 1.5 years ago.

<Q – Jim Duffy >:  Got you, okay. And then, Charlie, can you elaborate some on the changes to the apparel direction in China, particularly the new silhouette for the consumer, and some of the performance direction of that product line that's resonating?

<A – Charlie Denson>: Yes, I think, well -- one of the things, and we've talked about this in previous calls, the majority of our inventory issue in China is built -- basically built around a lot of the apparel product. And one of the things that we felt pretty strongly about was some of the fit opportunities we had in the marketplace. For holiday, and I alluded to that in the commentary, we started to move some of that new fit product into the market. It does not, by any means, represent even anywhere close to 100% that's in the market today, but it is very quickly becoming a higher percentage of the line as we move into spring, and then on into summer. The response that we're seeing there, both from a, obviously a sell-through standpoint, and the way we've been a little bit more focused around the Chinese consumer silhouette-wise, that new product is moving through the marketplace at a very nice pace. And we're very, very comfortable with it, and quite frankly, happy with it. We've got to get more and more of that part of the apparel line into the marketplace, which the plan is to do as we move forward into spring and summer.

Operator:  Eric Tracy, Janney Montgomery Scott

<Q – Eric Tracy >:  I guess just a quick point of clarification, I want to make sure I heard correctly on the guidance, up low double digits revenue growth in 3Q. Is that constant currency or reported?

<A – Don Blair>: That's constant. And we gave guidance for the fourth quarter of mid-single digit, and for both of them, the difference between constant and reported, we think will be about down 1 percentage point versus the constant currency numbers, consistent with our futures.

<Q – Eric Tracy >:  Okay. And then turning to -- in the product pipeline, obviously you've had a ton of great innovation, expect that to continue, you mentioned digital. Maybe specifically, as it relates to Flyknit, certainly a really big opportunity, but maybe help us think about the cadence, how that business ramps from a top line perspective in terms of incremental distribution? And how we should think that from a volume basis, maybe over the next 12 months? And then certainly from a profitability perspective, what type of scale do you need in terms of really getting a nice margin that's given -- that it doesn't have labor, or very little labor associated with it?

<A – Mark Parker>: Yes, this is Mark. I'm going to jump in on that. The Flyknit as you said, we're quite bullish on that opportunity. I think it's going to take a little while, meaning 12-plus months or so to really get this to a meaningful scale in terms of some of those numbers that are going to have a more dramatic impact on the units and the overall margin numbers. We are very bullish on -- of scaling the manufacturing capability, the capacity. There is obviously, from our vantage point, a huge consumer appetite for this product, so we're balancing the aggressiveness to close that gap and meet that demand, and make sure that we're not getting out ahead of ourselves. So we don't -- we're not creating excess demand that we can't meet in the marketplace. So I think it's going to take -- it's going to ramp up consistently and aggressively over the next 12 months and beyond. And I think you'll continue to see this become frankly, a bigger and bigger percentage of our total footwear focus. And it'll expand, I think dramatically from a category basis as well. Many of our innovations really start in Running. And then they move and are leveraged into other categories. And Flyknit is certainly no exception. Some of the most dramatic and innovative and exciting product that I've seen behind the door there, that I can't really get into with you all right now, is in this Flyknit area and across some of the other categories. So it's a huge part of our future, and I think from a units and a margin standpoint, you'll see that continue to get bigger and bigger.

<A – Don Blair>: Just to answer the second part of your question, on the financials, just want to make sure, I make 2 points, one is, this is an upper technology. We are really bullish on what the potential is here. At this point, it is half the shoe, if you will. And so we're working on putting all of the pieces together. So I want to put that in that context. The second thing is that, the trendline we've seen consistently as we launch new technologies is that, we launch them, and then we work our way down the cost curve. So our products tend to get more profitable the longer we work with that particular technology, and we believe Flyknit will certainly be consistent with that.

<Q – Eric Tracy >:  Okay, and then if I could, just quickly in terms of your wholesale partners, you obviously had great gains domestically in terms of the shop in shops, be it Dick's Field House, NIKE -- The Track Club at Finish Line and House of Hoops. Sort of where do you stand in terms of that, what maybe what inning, in terms of penetration, kind of the incremental opportunity be it in those doors or sort of other areas that continue to sort of drive productivity with those wholesale partners?

<A – Charlie Denson>: Yes, this is Charlie. Well, I'm going to -- I guess, if I understand your question, one of the things that obviously we can do is more of them here in the U.S. Now we used those examples because most of the group is most familiar with those examples here in the US. We actually have a lot of that type of activity going on in other markets around the world. We have some great soccer or football spaces in Europe that are performing extremely well, and we're very excited about scaling those, along with the examples that we've given you in the U.S. The other thing that it provides us is great learnings that we take to a market like China or Korea in a mono brand space, where we can really take the category offense and use the amplified execution in performance, Training and sportswear, to really bring productivity and profitability to the mono brand spaces that we have in marketplaces like that. And so, some of the references that we've made in China some of the things we're starting to do in places like Shanghai, is starting to bring some of that category focus into these spaces that -- and we're seeing a lift, both from a consumer response standpoint, and obviously from a productivity and profitability standpoint.

Operator:  Sam Poser, Sterne Agee & Leach Inc.

<Q – Sam Poser >:  I just wonder, could you -- I just -- a little more on Flyknit. You did over [indiscernible] a while, you say it's $1 billion wholesale platform, Lunar you've said in the past, is well over a $2 billion retail platform. It took you 4 years to get Lunar there. Is Free as -- excuse me, is Flyknit as big an opportunity? And how does it cross categories? Does it has to -- does the idea have stability enough to make a Flyknit basketball shoe, I mean, down the road, or is it more Running-oriented? You talked a little bit about that.

<A – Mark Parker>: I'll talk -- this is Mark, again. I'll talk a little bit about that, but not too much, for hopefully obvious reasons. Let me say I am incredibly bullish, I mean, I'm a product -- self-admitted product geek here, and very important, not only to me, but this company, it's the basis of our success. So we're very discriminating on new technologies like Flyknit. And feel this is one of those technologies that has incredibly massive potential, let me put it that way. Not only within Running, as I said before, but across multiple categories. What form that takes, you'll see. I mean, that's all I can say. It'll-- you can't judge the applicability of Flyknit based on the products that you've seen to date. This technology has tremendous potential, tremendous possibilities, and as I said, some of the most exciting product we have in the pipeline is involving the use of Flyknit technology. And as Charlie mentioned in his note, the impact on performance, on the aesthetic, on sustainability, all these factors are tremendous. And again, well beyond Running.

<Q – Sam Poser >:  And it sounds to me as if you're working on a sort of an official Flyknit coordinating outsole technology. I mean that's just sort of, what you sort of implied. Am I down the right road there as well?

<A – Mark Parker>: No comment.

<A – Charlie Denson>: You've gotten -- you've probably got Mark right up to as far -- close to the edge as you're going to get him. But if he's a self-professed product geek, I guess, I'm known as one of the more commercial-minded guys around here. But I think that I would only echo all of the commentary in the sense that, I think we've both been around here a long time. We've seen a lot of innovation come and go through this place, and I think Flyknit represents one of those bigger opportunities that we all get so excited about. So, and one thing that I think we've overemphasized too, is that we feel that strongly about it, we're going to manage it, and we're going to ramp it at appropriate level, both the way it ramps commercially and the way that you'd see it transform the way that footwear is used by the athlete. So it's exciting times.

<Q – Sam Poser >:  And then lastly, on the SG&A, with the man [ph] creation, when we're looking at next quarter in absolute dollars, how should we think about that in absolute dollars?

<A – Don Blair>: Well, I think the best thing to do, Sam, is just go back to the guidance we gave around SG&A growth. I think that's the best way to model it.

<Q – Sam Poser >:  Okay, so some of that's going to push over from Q2 into Q3?

<A – Don Blair>: But the guidance that we gave you includes that factor. So just the guidance we gave is all in.

<A – Kelley Hall>: All right, thank you, everyone. Have a happy holidays, and we'll talk to you after the New Year.